Exhibit 10.1

NON-DISCLOSURE, NON-SOLICITATION

AND NON-COMPETITION

AGREEMENT

This Non-Disclosure, Non-Solicitation and Non-Competition Agreement (the “Agreement”) is between TXU Corp., a Texas corporation, and                                           (“Employee”).

TXU Corp. and its Affiliates (“TXU”) are beginning a project which will involve the first development of lignite and coal fired electric generation in Texas in approximately 30 years and the first of such developments since the deregulation of the Texas electric power market (the “Project”);

In connection with the Project, TXU will provide Employee with certain Confidential Information (as defined below), including specialized knowledge and insight regarding the manner and method in which TXU plans to develop such coal and lignite fueled generation and operate that portion of its business, and Employee will have access to and use such Confidential Information to assist TXU in connection with the Project;

The Confidential Information that Employee will have access to is a valuable, special, proprietary and unique asset used by TXU in its businesses and TXU has taken and will continue to take steps to protect the Confidential Information from unauthorized disclosure, which is of critical importance and value to TXU and provides TXU with a competitive advantage in connection with the Project; and

TXU would suffer irreparable harm if Employee were to use or enable others to use such Confidential Information in competition with TXU in Texas or other system control areas where there is or will be competition in the supply of electric power.

THEREFORE, for and in consideration of Employee’s access to and receipt of TXU’s Confidential Information and the opportunity to participate in the Project and the mutual covenants of this Agreement, the receipt and adequacy of which are acknowledged, TXU and Employee agree as follows:

1. Definitions. For purposes of this Agreement, the following words shall have the following meanings:

(a) “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by or is under common control with TXU.

(b) “Confidential Information” means information (i) disclosed to or known by the Employee as a consequence or through his/her work in connection with the Project; (ii) not generally known outside TXU; and (iii) which relates to any aspect of TXU’s business and development in connection with the Project. Confidential Information includes all confidential and/or propriety information and/or trade secrets of TXU that has been and/or will be developed or used for the Project, including, but not limited to, information regarding suppliers, consultants, customers, employees, contractors and the electric generation industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data (including budgets, forecasts and historical financial data); trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Confidential Information also includes matters that Employee conceives or develops, as well as matters Employee learns from other employees of TXU.

(c) “Work Product” means all ideas, discoveries, programs, systems, methods, interfaces, protocols, databases, creations, artwork, articles, programming, processes, designs, inventions or improvements relating to technological matters, whether or not capable of being protected by patent, copyright, trade secret or other intellectual property right.

2. Non-Disclosure, Return of Property and Ownership of Work Product.

(a) Employee agrees not to divulge, use, furnish, disclose or make accessible, directly or indirectly, for his/her own benefit or the benefit of any other person or entity, any Confidential Information for any reason or purpose whatsoever, except to the extent that disclosure or use of such Confidential Information is necessary to fulfill his/her responsibilities as an employee of TXU in connection with the Project. Employee’s obligations under this Section 2 with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Employee, in its entirety and without combining portions of such information obtained separately. This Section 2 shall continue in full force and effect after termination of Employee’s employment for any reason.

(b) All memoranda, notes, lists, records, drawings, specifications and related documents and other documents or papers (and all copies thereof) relating to or containing Confidential Information, including such items stored in electronic form or by any other means, made or compiled by or on behalf of Employee, or made available to Employee, shall be property of TXU. Employee shall deliver such items to TXU promptly upon the termination of Employee’s employment with TXU or at any other time upon TXU’s request and Employee shall not retain any electronic copies of any Confidential Information.

(c) Employee acknowledges and agrees that all Work Product conceived by the Employee while employed by TXU, whether or not during regular working hours, provided such Work Product is related in some manner to the business of TXU, shall be owned and belong exclusively to TXU and that Employee shall have no personal interest in or right to use such Work Product. Employee shall, unless TXU otherwise agrees in writing, and without additional compensation: (i) disclose promptly to TXU any and all Work Product, and business opportunities related to the present and/or contemplated business of TXU (“Business Opportunities”); (ii) assign to TXU and comply with all reasonable instructions of TXU regarding assigning, upon request, the entire rights to all such Work Product and Business Opportunities; (iii) give an affidavit and live testimony (as may be necessary or desirable in the sole and absolute discretion of TXU) in support of his/her inventorship or creation in any appropriate case; and (iv) whenever requested to do so by TXU, execute any and all applications, assignments or other instruments that TXU shall deem necessary to obtain, maintain, protect or vest in TXU the entire right, title and interest in and to such Work Product and Business Opportunities. This provision shall not apply to Work Product for which no equipment, supplies, facility or Confidential Information of TXU was used and which was developed entirely on Employee’s own time and (i) does not relate to (a) the business of TXU; or (b) TXU’s actual or demonstrably anticipated business or development, or (ii) does not result from any work performed by Employee for TXU.

3. Non-Solicitation and Non-Competition.

(a) In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Employee and TXU agree that:

(i) during Employee’s employment with TXU, and for the shorter of three (3) years after the termination of such employment or the period for which Employee received severance pay under the TXU Severance Plan in effect at the time of termination but in no event less than six (6) months, Employee shall not directly or indirectly, either for his/her own benefit or the benefit of any other person or entity, contribute Employee’s knowledge to or work with, in any capacity that would or is likely to involve use or disclosure of Confidential Information, any venture, business, association, trust or other organization which in any way competes with TXU in connection with the development, construction or operation of electric power generation plants or related facilities, including air quality control systems, in plants fueled by a solid fossil fuel including petroleum coke, lignite and coal in Texas, PJM Power Pool or any other system control area in the United States in which there is competition among generators of electric power and energy.

(ii) during the term of Employee’s employment with TXU, and for three (3) years after the termination of such employment, Employee shall not

(A) directly or indirectly request or advise any present or future TXU customers to cancel any contracts, or otherwise curtail their dealings, with TXU;

(B) directly or indirectly request or advise any present or future TXU service provider or financial resource to withdraw, curtail, or cancel the furnishing of such service or resource to TXU; and

(C) directly or indirectly induce or attempt to influence any employee of TXU to terminate his or her employment; interfere with the relationship between TXU and its employees; or, employ or otherwise engage as an employee, independent contractor or otherwise any employee of TXU.

Notwithstanding anything to the contrary contained in this Section 3(a), Employee may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if Employee does not, directly or indirectly, individually own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity.

(b) In the event of a breach by Employee of any covenant set forth in this Section 3, the term of such covenant shall be extended by the period of duration of such breach.

(c) Until the termination of the period during which Employee’s activities are limited by this Agreement, Employee will, within ten (10) days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association, advise TXU of the identity of the new employee, client, partner or other person with whom Employee has become associated. TXU may serve notice upon each such person that Employee is bound by this Agreement and furnish each such person with a copy of this Agreement.

(d) Employee and TXU agree that the non-competition provisions set forth in this Section 3 are ancillary to this Agreement, which is an enforceable agreement. Employee agrees that any association by Employee with a competitor of TXU during the Applicable Period may lead to Employee’s unauthorized use of the Confidential Information, even if such use was unintentional. Because it would be impossible, as a practical matter, to monitor, restrain or police Employee’s use of such Confidential Information other than through Employee’s covenants contained in this Section 3, Employee acknowledges that such restrictions are the narrowest method to protect TXU’s interests, and the narrowest method of enforcing consideration for his/her receipt of Confidential Information.

4. Notices. Any notices shall be in writing and shall be deemed given (a) when personally delivered, (b) when confirmed if delivered by facsimile or similar device, or (c) when sent by certified mail, return receipt requested, addressed to the other party at the address provided below its/his/her signature to this Agreement, or at such other address as may be specified through these notice procedures.

5. Assignment; Parties Bound. TXU reserves the right to assign all of its rights, powers and privileges under this Agreement, including, without limitation, the right to enforce all of the terms of this Agreement, to successors or between Affiliates of TXU or any person who acquires a majority of the outstanding stock or all or substantially all of the assets of TXU. Employee shall not assign or otherwise delegate his obligations or duties under this Agreement to any other person. Any assignment or delegation in violation of this Agreement shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

6. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS.

7. Non-Waiver of Breach. A waiver of a breach or default by another must be in writing and shall not be deemed a waiver of a default by a third party or any subsequent default or breach of the same or any other provision of this Agreement.

8. Severability; Reformation. If any provision of this Agreement, as applied to any party or to any circumstances, is held to be invalid or unenforceable, such holding will not affect any other provision of this Agreement, the application of such provision to any other party or in any other circumstances or the validity or enforceability of this Agreement. If any such provision (including the limitations contained in Section 3 as to time, geographical area, and scope of activity to be restrained) is so held to be unenforceable, the parties agree that the court or authority making such determination shall reform this Agreement (including by reducing the limitations contained in Section 3 as to time, geographical area and scope of activity to be restrained to the extent necessary to cause such limitations to be reasonable and not otherwise impose a restraint that is greater than necessary to protect the goodwill and Confidential Information of TXU) so as to make such provision enforceable as reformed. In the event that an applicable court or authority would not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith to agree on a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.

9. Remedies. The Employee recognizes and acknowledges the competitive and confidential nature of the Confidential Information and that irreparable damage will result to TXU if it is disclosed to any third party or is used for any purpose, other than as permitted by this Agreement. TXU and Employee further agree that money damages would not be a sufficient remedy for any breach of this Agreement by Employee and that such damages would be difficult if not impossible to quantify. Accordingly, Employee agrees that TXU shall be entitled to an injunction or injunctions without the posting of any bond to prevent breaches or threatened breaches of this Agreement and/or to specific performance of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach by Employee of this Agreement but shall be in addition to all other remedies available at law or equity to TXU.

10. No Right to Employment. Nothing in this Agreement shall be construed as giving Employee any right of employment or continued employment with TXU.

11. Employee Acknowledgement. Employee acknowledges that (i) TXU is engaged in the business of owning, managing and operating certain solid fuel and gas electric generation assets, (ii) TXU’s business is highly competitive, (iii) Employee will be given access to Confidential Information of TXU that is a valuable, special, proprietary and unique asset used by TXU in its respective businesses, (iv) he/she will confirm, by separate acknowledgement, receipt of Confidential Information in conjunction with the Project and (v) protection of such Confidential Information against unauthorized disclosure and use is of critical importance to TXU.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

TXU CORP.

By:
Name:
Title:

Address:	1601 Bryan
Dallas, Texas 75201
Attention: General Counsel
Facsimile: (214) 812-6032

By:
[Employee]

Address:

Date:

S-1